SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                 PROXYMED, INC.
             (Exact name of Registrant as specified in its charter)

            FLORIDA                                         65-0202059
  (State or other jurisdiction                           (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                                                                                               HAROLD S. BLUE
                                                                                    CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                                                                               PROXYMED, INC.
                     2555 DAVIE ROAD, SUITE 110                                          2555 DAVIE ROAD, SUITE 110
                   FORT LAUDERDALE, FLORIDA 33317                                      FORT LAUDERDALE, FLORIDA 33317
                           (954) 473-1001                                                      (954) 473-1001
(Address, including zip code, and telephone number, including              (Name, address, including zip code, and telephone number,
   area code, of registrant's principal executive offices)                      including area code, of agent for service)

                                -----------------
                          COPIES OF COMMUNICATIONS TO:

    FRANK M. PUTHOFF, ESQ.                          SPENCER G. FELDMAN, ESQ.
 EXECUTIVE VICE PRESIDENT AND                           GREENBERG TRAURIG
     CHIEF LEGAL OFFICER                                METLIFE BUILDING
        PROXYMED, INC.                             200 PARK AVENUE, 15TH FLOOR
  2555 DAVIE ROAD, SUITE 110                        NEW YORK, NEW YORK 10166
FORT LAUDERDALE, FLORIDA 33317                           (212) 801-9200
        (954) 473-1001

                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time as described in the Prospectus after the effective date of this Registration Statement.
                               ------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ------------------
                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE PER     AGGREGATE OFFERING         AMOUNT OF
       SECURITIES TO BE REGISTERED             BE REGISTERED            SHARE(1)               PRICE(1)           REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value).....           472,500 shares             $11.94              $5,640,468.75           $1,568.05
====================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 and based on the closing price reported on the Nasdaq National Market on October 4, 1999.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1999

                                   PROSPECTUS

                                 472,500 SHARES

                                 PROXYMED, INC.

                                  COMMON STOCK

                                 ---------------

         The selling shareholders listed on page 17 are selling these shares for their own accounts.

         Our common stock is traded on the Nasdaq National Market under the symbol "PILL."

         The selling shareholders may offer the shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately-negotiated prices.

                                     -------

         INVESTING IN THE COMMON STOCK INVOLVES SOME RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                    --------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

                 The date of this prospectus is October __, 1999

                                 PROXYMED, INC.

         No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

                                TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
About ProxyMed.................................................     3

Risk Factors...................................................     6

Where You Can Find More Information............................    14

Forward-Looking Information....................................    14

Use of Proceeds................................................    15

Selling Shareholders...........................................    16

Plan of Distribution...........................................    18

Legal Opinion .................................................    20

Experts........................................................    20

                                 ABOUT PROXYMED

IN GENERAL

         ProxyMed, Inc. is a healthcare information services company operating in three primary business segments:

o healthcare electronic transaction processing services and communication devices,

o        network engineering services and

o        prescription drug dispensing.

         HEALTHCARE ELECTRONIC TRANSACTION PROCESSING SERVICES AND COMMUNICATION DEVICES

         We provide healthcare electronic transaction processing services and related software products to physicians, independent physician associations, insurance companies, managed care organizations, pharmacies, commercial and hospital laboratories and nursing homes. Our electronic transaction processing services support a broad range of both financial and clinical transactions. To facilitate these services, we have developed and operate ProxyNet,(R) our proprietary national electronic healthcare information network, which provides physicians and other primary care providers with direct connectivity to one of the industry's largest list of payers, the largest list of chain and independent pharmacies and the largest list of clinical laboratories.

         The healthcare industry generates billions of financial and clinical transactions each year, including prescription orders, refill authorizations, lab orders and results, radiology orders and results, medical insurance claims, insurance eligibility inquiries, encounter notifications, and referral requests and authorizations. We believe that the healthcare industry lags behind many other transaction-intensive industries, such as the travel, securities and banking industries, in the number of transactions processed electronically, with the vast majority of healthcare transactions being performed manually and on paper. For physicians, payers, labs and pharmacies to meet the financial and clinical demands of an evolving managed care system, we believe that participants in the healthcare system will need to process many of these types of transactions electronically. Due to the number of participants, lack of standards and complexity of establishing reliable and secure communication networks, the healthcare industry needs companies such as ProxyMed, with its secure, proprietary systems, to facilitate the processing of these transactions.

         Physicians control most healthcare decisions and are a center point for patient-related financial and clinical transactions generated each year. Because of our broad range of both financial and clinical transaction capabilities, we are positioned to provide "one-stop shopping" for all of a physician's electronic transaction processing needs. ProxyMed's goal is to become the nation's leading provider of physician office connectivity and transaction processing services.

         To gain access to the greatest number of physicians, we utilize the following sales and distribution channels for our healthcare electronic transaction processing and communication devices segment:

   DISTRIBUTION CHANNEL                         FOCUS                                   IMPLEMENTATION
   --------------------                         -----                                   --------------
ProxyMed Software            ProxyMed has a direct sales force that       Software and Communication Products:
and Communication            serves physicians, payers, pharmacies and    Financial - EZ-Claims software
Devices - Direct Sales       labs. ProxyMed licenses its proprietary      Pharmacy - PreScribe software
                             software products for use on physician       Lab - ClinScan software and systems
                             desktops for access to ProxyNet,             Lab - Kit series of intelligent
                             transaction creation and communication              printers
                             between healthcare participants.             Nursing home - ProxyCare software

Electronic Commerce          ProxyMed has established its electronic      Agreements:
Partners                     commerce partner program to work with the    IDX Systems Corporation
                             nation's leading providers of physician      Medical Manager Corp.
                             desktop software, so that they may enable    Eclipsys Corporation
                             their existing applications to communicate   Epic Systems Corporation
                             through ProxyNet to payers, pharmacies
                             and labs.

Gateway Agreements           ProxyMed connects other electronic           Gateways:
                             transaction processing networks to           Kinetra, LLC
                             ProxyNet so that the participants on both    National Data Corp.
                             networks can communicate with each other.

Internet/World Wide          ProxyMed is establishing itself as a         Services Planned for Release in First
Web                          provider of financial and clinical           Quarter 2000:
                             electronic transaction processing services   Lab Results Reporting
                             through the web, which may be accessed by    Prescription Refill Authorization
                             any physician with an internet connection.   Eligibility

         Physicians and nursing homes, which we describe as "front-end" customers, pay recurring network access and database subscription fees, as well as software license, purchases and service fees for our desktop equipment, software and communication devices. Payers, laboratories and pharmacies, which we describe as "back-end" customers, pay for transaction processing services on a per transaction basis.

         We generated a significant portion of our revenues from our other business segments in prior years. In 1998, however, the electronic transaction processing and communication devices segment accounted for the majority of our revenues and is expected to increase as a percentage of revenues in 1999.

         NETWORK ENGINEERING SERVICES

         We provide client-server software development services, internet access services and commercial software packages to public and private sector organizations. We also sell and support a variety of systems integration products and services from major network equipment manufacturers in a variety of technological niches, including hubs, routers, switches, remote access devices, servers, storage devices and network operating systems. This division is a full service internet access provider with network facilities in Tallahassee, Tampa and Fort Myers, Florida. We purchase computer hardware products for resale from a variety of suppliers and are not dependent upon any one supplier.

         PRESCRIPTION DRUG DISPENSING

         Our wholly-owned subsidiary, ProxyCare, Inc., is a pharmacy business which dispenses and delivers unit dose oral prescription drugs to patients residing in long-term care facilities, primarily in assisted care living facilities in South Florida. Prescriptions are delivered monthly to such facilities utilizing a variety of packaging systems, including "Medicine-On-Time," which permits the dispensing of multiple prescriptions to nursing home patients. We have considered from time to time selling this subsidiary, but have no current agreements or understandings in this regard.

ACQUISITION PROGRAM

         Since 1997, we have completed the following mergers and acquisitions:

         o In March 1997, we acquired substantially all of the assets of Clinical MicroSystems, Inc., a clinical laboratory software company.

         o In April 1997, we acquired substantially all of the assets of Hayes Computer Systems, Inc., a network engineering services company.

         o In June 1997, we acquired from Walgreen Co., owner of the Walgreen's pharmacy chain, the proprietary electronic prescription software known as PreScribe.

         o In November 1997, we acquired substantially all of the assets of US HealthData Interchange, Inc., a provider of healthcare financial electronic transaction processing services.

         o In May 1998, we acquired all of the capital stock of WPJ, Inc., which did business as Integrated Medical Systems, also a provider of healthcare financial electronic transaction processing services.

         o In December 1998, we acquired all of the capital stock of Key Communications Service, Inc., a provider of clinical laboratory printer and communication devices.

         o In January 1999, we acquired the electronic transaction processing assets of Specialized Medical Management, Inc., also a provider of healthcare financial electronic transaction processing services.

         We have also hired Salomon Smith Barney as our financial advisor to explore other possible strategic alternatives to raise shareholder value. During the last several months, ProxyMed has been in discussions with several unrelated parties in this regard. No assurance can be given as to when or if ProxyMed will enter into any agreement as a result of these discussions.

                                    * * * * *

         Our principal executive offices are located at 2555 Davie Road, Suite 110, Fort Lauderdale, Florida 33317-7424, and our telephone number is (954) 473-1001.

                                  RISK FACTORS

         In addition to the other information in this prospectus or incorporated in this prospectus by reference, you should consider carefully the following factors in evaluating ProxyMed and our business before purchasing the common stock offered by this prospectus:

WE HAVE INCURRED LOSSES IN THE PAST AND WE EXPECT LOSSES IN THE FUTURE WHICH CAN HAVE A DETRIMENTAL EFFECT ON THE LONG-TERM CAPITAL APPRECIATION OF OUR STOCK

         We have incurred substantial losses, including losses of $11,788,000, $18,517,000 and $2,854,000 for the fiscal years ended December 31, 1998, 1997 and 1996, respectively. The fiscal 1998 and 1997 losses included charges for acquired in-process research and development technology totaling $743,000 and $8,467,000, respectively, resulting from the Hayes Computer Systems and Clinical MicroSystems acquisitions. As of June 30, 1999, we had an accumulated deficit of $49,987,000. We expect to continue to incur substantial losses in the foreseeable future. We can give no assurance that we will ever achieve profitable operations. This could have a detrimental effect on the long-term capital appreciation of our stock.

IF WE CANNOT OBTAIN NEEDED FUNDING BY THE END OF DECEMBER 1999, WE MAY HAVE TO CURTAIL OUR OPERATIONS, SELL SOME OF OUR ASSETS OR TAKE ACTIONS THAT MAY DILUTE YOUR FINANCIAL INTEREST

         Our funding needs are significant for acquisitions and the development, marketing and sale of our products and services. For example, we are required to pay $750,000 on or before April 30, 2000 under the Clinical MicroSystems acquisition agreement. We must pay at least half of this future payment in cash, and pay the balance, if any, by delivering unregistered shares of our common stock valued at the then market price. Also, we agreed to pay Walgreen's $500,000 in cash in June 2000 under our agreement for the acquisition of PreScribe. We believe that our existing cash reserves and expected cash receipts will provide the funds necessary to satisfy cash requirements through at least December 1999, based upon our current plans and assumptions, including increased expenditures for marketing and research and development. In July 1999, we established a $5.0 million working capital line of credit with Transamerica Business Credit Corporation, against which we have borrowed $2.0 million as of October 5, 1999. In the future, however, additional funds may not be available when needed or, if available, not on terms acceptable to our management. Current shareholders may be diluted as a result of additional financing. If we do not obtain additional financing, we may be forced to reduce planned expenditures, curtail our operations or sell some of our assets.

WE DEPEND ON CONNECTIONS TO INSURANCE COMPANIES AND OTHER PAYERS, AND IF WE LOSE THESE CONNECTIONS OUR SERVICE OFFERINGS WOULD BE LIMITED AND LESS DESIRABLE TO HEALTHCARE PARTICIPANTS

         Our business is enhanced by the substantial number of payers, such as insurance companies, Medicare and Medicaid agencies, laboratories and pharmacies, to which we have electronic connections. These connections may either be made directly or through a clearinghouse. We have attempted to enter into suitable contractual relationships to ensure long-term payer connectivity; however, we cannot assure that we will be able to maintain our links with all these payers. In addition, we cannot assure that we will be able to develop new connections, either directly or through clearinghouses, on satisfactory terms. Lastly, some third-party payers provide systems directly to healthcare providers, bypassing us and other third-party processors. Our failure to maintain existing connections with payers and clearinghouses or to develop new connections as circumstances warrant, or an increase in the utilization of direct links between providers and payers, could cause our electronic transaction processing system to be less desirable to healthcare participants, which would slow down the number of transactions we process and get paid for.

EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES COULD RESULT IN OUR PRODUCTS BECOMING OBSOLETE AND NO LONGER IN DEMAND

         Rapidly changing technology, evolving industry standards and the frequent introduction of new and enhanced internet-based services characterize the market for our products and services. Our success will depend upon our ability to enhance our existing services, introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements, achieve market acceptance for new products or services and respond to emerging industry standards and other technological changes. We cannot assure that we will be able to respond effectively to technological changes or new industry standards. Moreover, we cannot assure that other companies will not develop competitive products or services, or that any such competitive products or services will not cause our products and services to become obsolete and no longer in demand.

THE ACCEPTANCE OF ELECTRONIC TRANSACTION PROCESSING IN THE HEALTHCARE INDUSTRY IS STILL IN ITS EARLY STAGES; THUS, THE FUTURE OF OUR BUSINESS, INCLUDING OUR NEW INTERNET-BASED SOLUTIONS, IS UNCERTAIN

         Our strategy anticipates that electronic processing of healthcare transactions, including transactions involving clinical as well as financial information, will become more widespread and that providers and third-party payers increasingly will use electronic transaction processing networks for the processing and transmission of data. Electronic transmission of healthcare transactions (and, in particular, the use of the internet to transmit them) is still developing, and complexities in the nature and types of transactions which must be processed have hindered, to some degree, the development and acceptance of electronic transaction processing in this industry. We cannot assure that continued conversion from paper-based transaction processing to electronic transaction processing in the healthcare industry, using proprietary physician management systems or the internet, will occur. The internet may prove not to be a viable commercial marketplace for a number of reasons, including:

         o inadequate development of the necessary infrastructure for communication speed, access and server reliability;

         o        security and confidentiality concerns;

         o lack of development of complementary products, such as high-speed modems and high-speed communication lines;

         o        implementation of competing technologies;

         o delays in the development or adoption of new standards and protocols required to handle increased levels of internet activity; and

         o        possible governmental regulation.

         Growth in the demand for our new internet applications and services depends on the adoption of internet solutions by healthcare participants, which requires the acceptance of a new way of conducting business and exchanging information. The healthcare industry, in particular, relies on legacy systems that may be unable to benefit from our new internet-based platform. Customers using legacy and client-server systems may refuse to adopt our new internet-based systems when they have made extensive investment in hardware, software and training for older systems.

IF ELECTRONIC TRANSACTION PROCESSING PENETRATES THE HEALTHCARE INDUSTRY, WE MAY FACE PRESSURE TO REDUCE OUR PRICES WHICH POTENTIALLY MAY LEAD TO FURTHER LOSSES

         If electronic transaction processing extensively penetrates the healthcare market or becomes highly standardized, it is possible that competition among electronic transaction processors will focus increasingly on pricing. This competition may put intense pressure on us to reduce our pricing in order to retain market share. If we are unable to reduce our costs sufficiently to offset declines in our prices, or if we are unable to introduce new, innovative service offerings with higher prices, we will continue to incur net losses.

PROPOSED HEALTHCARE LEGISLATION AND CHANGES TO EXISTING LAWS COULD CAUSE AN EROSION OF OUR CURRENT COMPETITIVE STRENGTHS

         Our customers are subject to extensive and frequently changing federal and state healthcare laws and regulations. Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental changes. Potential reform legislation may include:

         o        mandated basic healthcare benefits;

         o controls on healthcare spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid reimbursement;

         o        the creation of large insurance purchasing groups; and

         o        fundamental changes to the healthcare delivery system.

         The federal Health Insurance Portability and Accountability Act of 1996, known as HIPAA for short, mandates the use of standard transactions, standard identifiers, security and other provisions for electronic claims transactions by the Year 2000. HIPAA specifically designates clearinghouses (including us and other financial network operators) as the compliance facilitators for healthcare providers and payers. Clearinghouses are given the freedom to utilize non-standard transactions and convert them to the mandated standards on behalf of their customers. We intend to comply with the mandated standards as soon as practicable after they have been adopted. Due to mandated standards, however, there is a possibility that it will be easier for competitors to offer electronic transaction processing services similar to ours, which would make our competitive strength of accepting financial transactions in multiple formats less of a differentiating factor for our customers.

         We anticipate Congress and some state legislatures will continue to review and assess alternative healthcare delivery systems and payment methods and public debate of these issues will likely continue in the future. Due to uncertainties as to these reform initiatives and their enactment and implementation, we cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on us.

BECAUSE WE ARE SMALLER AND HAVE FEWER FINANCIAL RESOURCES THAN MANY OF OUR COMPETITORS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE VERY COMPETITIVE HEALTHCARE ELECTRONIC TRANSACTION PROCESSING INDUSTRY

         We face competition from many healthcare information systems companies and other technology companies. Many of our competitors are significantly larger and have greater financial resources than we do and have established reputations for success in implementing healthcare electronic transaction processing systems. We are also aware that other transaction processing companies have targeted this industry for growth, including the development of new technologies utilizing internet-based systems. We cannot assure that we will be able to compete successfully with these companies or that these or other competitors will not commercialize products, services or technologies that render our products, services or technologies obsolete or less marketable.

         We also believe that most physicians will ultimately subscribe to only one electronic transaction processing service provider. Consequently, it is our belief that the key to competitive success will be our ability to control physicians' desktops by offering a comprehensive set of electronic financial and clinical transactions and locking in the physicians to mutually beneficial long-term agreements. However, we cannot assure that we will win this race to provide "one-stop shopping," or that this belief about physicians' preference for "one-stop shopping" will prove correct. Due to advances in technology, changes in attitudes and other factors, physicians may ultimately prefer to use multiple electronic transaction processing services and may elect to change their electronic transaction processing services frequently rather than settling long-term for one provider.

WE HAVE IMPORTANT BUSINESS RELATIONSHIPS WITH OTHER COMPANIES TO MARKET AND SELL SOME OF OUR CLINICAL PRODUCTS AND SERVICES WHICH HAVE NOT RESULTED IN SIGNIFICANT SALES YET AND IF THESE COMPANIES ARE UNSUCCESSFUL, WE WILL NEED TO ADD THIS EMPHASIS INTERNALLY, WHICH WOULD DIVERT OUR EFFORTS AND RESOURCES FROM OTHER PROJECTS

         For the marketing and sale of some of our clinical products and services, we entered into important business relationships with other companies, through our electronic commerce partner program with physician office management information system vendors and electronic medical record vendors and through other agreements. These important business relationships, which have required and will continue to require significant commitments of effort and resources, have yet to generate substantial recurring revenue, and we cannot assure that they will ever generate substantial recurring revenue. Most of these relationships are on a non-exclusive basis, and we cannot assure that our electronic commerce partners and other strategic partners, most of whom have significantly greater financial and marketing resources than we do, will not develop and market products and services in competition with us in the future or will not otherwise discontinue their relationship with us. Also, our arrangements with some of our partners involve negotiated payments to the partners based on percentages of revenues generated by the partners. If the payments prove to be too high, we may be unable to realize acceptable margins, but if the payments prove to be too low, the partners may not be motivated to produce a sufficient volume of revenues. The success of our important business relationships will depend in part upon our partners' own competitive, marketing and strategic considerations, including the relative advantages of alternative products being developed and marketed by such partners. If any such partners are unsuccessful in marketing our products, we will need to place added emphasis on these aspects of our business internally, which would divert our planned efforts and resources from other important projects.

WE DEPEND ON GOVERNMENT SALES CONTRACTS WITH THE STATE OF FLORIDA FOR A LARGE PART OF OUR TOTAL SALES BUT THESE CONTRACTS MAY BE CANCELLED AT ANY TIME

         In fiscal 1998, approximately 87% of our network engineering revenues were to agencies and departments of the State of Florida, and these revenues represented approximately 32% of total revenues for fiscal 1998. In fiscal 1997, approximately 91% of our network engineering services division revenues were to agencies and departments of the State of Florida, representing approximately 65% of total revenues for 1997. The State of Florida typically awards contracts on an annual fiscal-year basis with early cancellation rights, and renewal of these contracts will depend on many factors outside our control, including competitive factors, changes in government personnel making contract decisions and political factors. Although we are not aware of any decision by the state to discontinue doing business with us, the loss or non-renewal of these government contracts would likely cause our revenues to decline.

OUR CLINICAL TRANSACTION PRODUCTS AND SERVICES HAVE YET TO BE TESTED ON A LARGE SCALE AND COULD FAIL UNDER A HEAVY CUSTOMER LOAD

         The quality of our clinical transaction products and services is important to our business. Although we have completed the development of most of our clinical transaction products and services and our electronic transaction processing network, which we believe efficiently perform the principal functions for which they have been designed, our clinical transaction products and services and the network are currently being utilized only by a limited number of customers for these transactions. We cannot assure that, upon widespread commercial use of our clinical transaction products and services, they will satisfactorily perform all of the functions for which we have designed them or that unanticipated technical or other errors will not occur which would result in increased costs or material delays. Any of these errors could delay our plans, result in harmful publicity or cause us to incur substantial remedial costs.

COMPUTER NETWORK SYSTEMS LIKE OURS COULD SUFFER SECURITY AND PRIVACY BREACHES THAT COULD HARM OUR CUSTOMERS AND US

         We currently operate servers and maintain connectivity from multiple facilities. Despite our implementation of network security measures, such as limiting physical and network access to routers, our infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or other users. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. These problems could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which may deter potential customers from doing business with us and give rise to uncertain liability to users whose security or privacy has been infringed. The security and privacy concerns of existing and potential customers may inhibit the growth of the healthcare information services industry in general, and our customer base and business in particular. A significant security breach could result in loss of customers, damage to our reputation, direct damages, costs of repair and detection and other unplanned expenses.

WE DEPEND ON UNINTERRUPTED COMPUTER ACCESS FOR OUR CUSTOMERS; ANY PROLONGED INTERRUPTIONS IN OUR OPERATIONS COULD CAUSE OUR CUSTOMERS TO SEEK ALTERNATIVE PROVIDERS OF OUR SERVICES

         Our success is dependent on our ability to deliver high-quality, uninterrupted computer networking and hosting, requiring us to protect our computer equipment and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Although we plan to develop back-up site capability and have a program to manage technology to reduce risks in the event of a disaster, including periodic "back-ups" of our computer programs and data, any damage or failure resulting in prolonged interruptions in our operations could cause our customers to seek alternative providers of our services. In particular, a system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to suffer. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.

FAILURE OF OUR CUSTOMERS AND BUSINESS PARTNERS TO BE YEAR 2000 COMPLIANT COULD CAUSE THEIR FOCUS TO BE DIVERTED AWAY FROM OUR BUSINESS AND CAUSE OUR RESULTS OF OPERATIONS TO BE STAGNANT

         We are in the final stages of testing all of our products, systems and equipment for potential Year 2000 problems. Despite testing by us and our customers, our products, systems and equipment may contain undetected errors or defects associated with Year 2000 date functions that could result in delay or loss of revenue, diversion of development resources, damage to our reputation or increased service and warranty costs, any of which could be expensive to deal with. Some commentators have predicted significant litigation regarding Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent it may impact us. To the extent that we are not able to test the technology provided by third-party vendors, we have requested representations from key vendors and our service providers that their systems are Year 2000 compliant. Although we are not aware of any significant operational issues or costs associated with preparing our internal systems for the Year 2000, we may experience significant unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal systems, which include our own software and hardware technology. We have notified customers of our Year 2000 readiness plan and their responsibility to assure that their own systems are Year 2000 compliant. We do not have information concerning their Year 2000 compliance status. As is the case with other similarly-situated companies, if our customers or electronic commerce partners or their end-users fail to achieve Year 2000 compliance or divert technology expenditures to address Year 2000 compliance problems, our business may be less important to them and cause our results of operations to be stagnant.

OUR PRODUCTS EMPLOY PROPRIETARY INFORMATION AND TECHNOLOGY WHICH MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

         In large part, our success is dependent on our proprietary information and technology. We rely on a combination of contract, copyright, trademark and trade secret laws and other measures to protect our proprietary information and technology. We have federal trademark registrations for ClinScan, ProxyCare, ProxyNet, ProxyScript and RxReceive and have filed a trademark application for PreScribe, which is currently pending approval. We have no patents. We are in the process of filing copyright registrations for 12 of our software products. As part of our confidentiality procedures, we generally enter into nondisclosure agreements with our employees, distributors and customers, and limit access to and distribution of our software, databases, documentation and other proprietary information. We cannot assure that the steps taken by us will be adequate to deter misappropriation of our proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Although we believe our products, services and technology do not infringe on any proprietary rights of others, as the number of software products available in the market increases and the functions of those products further overlap, we and other software developers may become increasingly subject to infringement claims. These claims, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements, which may not be available on terms acceptable to us.

BECAUSE AN ERROR BY ANY PARTY IN THE PROCESS OF PRESCRIBING DRUGS AND FILLING PRESCRIPTIONS COULD RESULT IN SUBSTANTIAL INJURY TO A PATIENT, OUR LIABILITY INSURANCE MAY NOT BE ADEQUATE IN A CATASTROPHIC SITUATION

         Our business exposes us to potential liability risks that are unavoidably part of being in the healthcare electronic transaction processing industry. Many of our products and services relate to prescribing drugs and filling prescriptions, and an error by any party in the process could result in substantial injury to a patient. As a result, our liability risks are significant. We cannot assure that our insurance will be sufficient to cover potential claims arising out of our current or proposed operations, or that our present level of coverage will be available in the future at a reasonable cost. A partially or completely uninsured claim against us, if successful and of sufficient magnitude, would cause further net losses. Also, the inability to obtain insurance of the type and in the amounts we require could generally impair our ability to market our products and services.

WE MAY NOT BE ABLE TO RETAIN OUR KEY PERSONNEL WHO WE NEED TO SUCCEED AND QUALIFIED HEALTHCARE INFORMATION SERVICES PERSONNEL ARE EXTREMELY DIFFICULT TO ATTRACT

         Our success is largely dependent on the personal efforts of Harold S. Blue, our Chairman and Chief Executive Officer, John Paul Guinan, President of our internet division, Danny Hayes, President of our network engineering division, and Jeff K. Carpenter, President and Chief Executive Officer of Key Communications, our subsidiary. Although we have entered into employment agreements with these and a few other senior executives, the loss of any of their services could cause our business to suffer. We have obtained for our benefit "key person" insurance on the lives of Messrs. Blue, Guinan and Carpenter in the amount of $1,000,000 for Messrs. Blue and Guinan and $2.0 million for Mr. Carpenter. Our success is also dependent upon our ability to hire and retain qualified marketing, operations, development and other personnel. Competition for qualified personnel in the healthcare information services industry is intense, and we cannot assure that we will be able to hire or retain the personnel necessary for our planned operations.

OUR MANAGEMENT AND BELLINGHAM OWN A SUBSTANTIAL AMOUNT OF OUR STOCK AND ARE CAPABLE OF INFLUENCING OUR AFFAIRS

         As of the date of this prospectus, our officers and directors beneficially own approximately 18.9% of our outstanding common stock, and Bellingham Industries Inc., an offshore investment fund, beneficially owns approximately 32.7% of our outstanding common stock. As a result, these shareholders substantially influence our management and affairs and, if acting together, control most matters requiring the approval by our shareholders including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transactions. The concentration of ownership may delay or prevent a change of control at a premium price.

OUR CORPORATE CHARTER CONTAINS AUTHORIZED, UNISSUED PREFERRED STOCK WHICH, IF ISSUED, MAY INHIBIT A TAKEOVER AT A PREMIUM PRICE THAT MAY BE BENEFICIAL TO OUR SHAREHOLDERS

         Our Articles of Incorporation authorize the issuance of 2,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as our Board of Directors may determine from time to time. None of these preferred shares are outstanding as of the date of this prospectus.

Without shareholder approval, our Board of Directors is empowered to issue shares of our preferred stock with dividend, liquidation, conversion, voting and other rights that could lessen the value, voting power or other rights of holders of common stock. Also, issuance of shares of our preferred stock could be utilized, under some circumstances, as a method of discouraging, delaying or preventing a change of control of this company at a premium price which would be beneficial to our shareholders. Although we have no present intention to issue any shares of our preferred stock, we cannot assure that we will not do so in the future.

INVESTORS SHOULD NOT ANTICIPATE RECEIVING CASH DIVIDENDS ON OUR COMMON STOCK

         We currently anticipate retaining all of our future earnings, if any, for use in the operation and expansion of our business, and do not plan to pay any cash dividends on shares of our common stock in the foreseeable future. Potential investors who anticipate a need for dividends should not invest in this stock.

OUR COMMON STOCK PRICE HAS FLUCTUATED CONSIDERABLY AND MAY NOT APPRECIATE IN
VALUE

         The market price of shares of our common stock has fluctuated substantially in recent years and is likely to fluctuate significantly from its current level. In 1998, for example, the closing market price of our shares ranged from a low of $5.25 per share to a high of $17.13 per share, and during 1999, our closing share price has ranged from a low of $9.63 per share to a high of $19.25 per share. Future announcements concerning the introduction of new products, services or technologies or changes in product pricing policies by us or our competitors or changes in earnings estimates by analysts, among other factors, could cause the market price of our common stock to fluctuate substantially. Also, stock markets have experienced extreme price and volume volatility in the last year. This volatility has had a substantial effect on the market prices of securities of many public companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may also cause declines in the market price of our common stock. Investors seeking short-term liquidity should be aware that we cannot assure that the stock price will appreciate in value or, as noted above, that cash dividends will be paid.

SALES OF SHARES UNDERLYING OUR STOCK OPTIONS AND WARRANTS MAY DEPRESS THE PRICE OF OUR COMMON STOCK

         As of the date of this prospectus, we had outstanding stock options and warrants to purchase an aggregate of 3,549,481 shares of our common stock at exercise prices ranging from $3.06 to $14.50 per share. Stock options and warrants to purchase 2,214,274 shares are vested as of this date. Holders of these options are likely to exercise them, if at all, at a time when they could otherwise obtain a price for the sale of shares of our common stock that is higher than the option exercise price. Such exercise or the possibility of such exercise may impede us if we later seek financing through the sale of additional securities. Under effective shelf registration statements, holders may resell a substantial number of the shares into which the stock options and warrants are exercisable. In addition, we filed in May 1999 a shelf registration statement with the SEC covering 1,968,106 shares of common stock, which is currently effective. Sales of common stock made under the shelf registrations or Rule 144, or otherwise, may have a depressive effect on the then prevailing market price of our common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         (1) Our Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Amendments No. 1 and 2;

         (2) Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, as amended by Amendments No. 1 and 2, and for the quarter ended June 30, 1999;

         (3) Our Current Report on Form 8-K dated December 31, 1998 (relating to the Key Communications merger);

         (4) Our Current Report on Form 8-K dated May 19, 1998 (relating to the Integrated Medical Systems acquisition);

         (5) Our definitive Proxy Statement, dated May 24, 1999, filed in connection with our 1998 Annual Meeting of Shareholders; and

         (6) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC under
                  Section 12 of the Exchange Act, which was declared effective August 5, 1993, including any amendments or reports filed for the purpose of updating the description.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                       ProxyMed, Inc.
                       2555 Davie Road, Suite 110
                       Fort Lauderdale, Florida  33317
                       Attn:    Frank M. Puthoff, Esq.
                                Executive Vice President and Chief Legal Officer
                       Tel: (954) 473-1001, ext. 300

                           FORWARD-LOOKING INFORMATION

         This prospectus, including the information incorporated by reference, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of

1995. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors beginning on page 6 and others detailed from time to time in our periodic reports filed with the SEC.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of common stock by any of the selling shareholders.

         We estimate that our expenses in connection with the filing of this registration statement will be approximately $25,000.

                              SELLING SHAREHOLDERS

GENERAL

         In June 1999, we completed a private placement of 250,000 shares of common stock and warrants to purchase 120,000 shares of common stock to 11 unaffiliated, accredited investors at $12.00 per share, or a total of $3,000,000, before costs of approximately $60,000. The warrants may be exercised at any time during their five-year term and have an exercise price of $10.00 per share. A warrant to purchase 35,000 shares of common stock at an exercise of $13.31 per share was issued to the placement agent. The shares and warrants were purchased for investment purposes only. The 405,000 shares of common stock and shares underlying the warrants are being registered in this prospectus. The remaining shares of common stock being registered in this prospectus are held by selling shareholders who received their shares in previous transactions.

         None of the selling shareholders has held any position or office or had any other material relationship with ProxyMed within the past three years. The selling shareholders who purchased securities in the private placement are participating in this offering pursuant to contractual registration rights granted to them in the private placement. We have agreed to file and maintain the effectiveness of the registration statement (of which this prospectus forms a part) and to pay all fees and expenses incident to the registration of this offering, including all registration and filing fees, all fees and expenses of complying with state blue sky or securities laws, all costs of preparation of the registration statement and fees and disbursements of our counsel and independent public accountants.

SELLING SHAREHOLDER TABLE

         The table below lists, in each case as of October 5, 1999:

         1.       the name of each selling shareholder;

         2. the number of shares each selling shareholder beneficially owns;

         3. how many shares of common stock the selling shareholder may resell under this prospectus; and

         4. assuming each selling shareholder sells all the shares listed next to its name, how many shares of common stock each selling shareholder will beneficially own after completion of the offering.

         Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The shares of common stock deemed outstanding include:

         o        18,171,307 shares outstanding as of October 5, 1999; and

         o shares issuable by ProxyMed pursuant to warrants and stock options held by the respective person or group which may be exercised within 60 days following the date of this prospectus.

         Warrants and stock options exercisable within 60 days are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. This table is based upon information supplied to us by officers, directors and principal shareholders. Except as otherwise indicated, ProxyMed believes that the persons named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

         We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.

                                          BENEFICIAL OWNERSHIP BEFORE                         BENEFICIAL OWNERSHIP
                                                  THE OFFERING          SHARES THAT MAY BE     AFTER THE OFFERING
                                          ---------------------------       SOLD IN THE     -------------------------
SELLING SHAREHOLDER                           SHARES         PERCENT         OFFERING         SHARES       PERCENT
----------------------------------------  --------------   ----------   ------------------  ----------  -------------
Rovest Partnership..................         12,000 (1)         *              12,000            -            -

Edward J. Rosenthal Profit Sharing Plan      12,000 (1)         *              12,000            -            -

Francisco A. Garcia.................          6,000 (2)         *               6,000            -            -

Michael S. Falk.....................        220,528 (3)       1.2%             20,500         200,028       1.1%

Commonwealth Associates.............        251,120 (4)       1.4%             75,000         176,120       1.0%

Robert O'Sullivan...................         18,405 (5)         *              11,000           7,405         *

Beth Lipman.........................          5,000 (6)         *                 500           4,500         *

Kabuki Partners.....................          3,000 (7)         *               3,000            -            -

Richard Rosenblatt..................          7,350 (2)         *               6,000           1,350         *

The Lennox Trust....................          6,000 (2)         *               6,000            -            -

Joseph P. Wynne.....................          3,950 (8)         *               3,000             950         *

CRM Madison Partners, L.P...........         36,000 (9)         *              36,000            -            -

CRM Retirement Partners, L.P........         69,000 (10)        *              69,000            -            -

CRM U.S. Value Fund, Ltd............          6,000 (2)         *               6,000            -            -

CRM Partners, L.P...................         99,000 (11)        *              99,000            -            -

Gerald and Daphna Cramer 1997
     Charitable Remainder Unitrust..         56,293 (12)        *              35,000           21,293        *

Gerald B. Cramer 1997 Charitable
     Remainder Unitrust.............         77,126 (12)        *              35,000           42,126        *

Europlan Trust Company,
      Ltd...........................         37,500 (13)        *              37,500            -            -
                                                                              -------
              Total                                                           472,500

-------------------------
*        Represents less than 1% of the outstanding common stock.

(1) Includes warrants to purchase 3,667 shares of common stock at an exercise price of $10.00 per share.

(2) Includes warrants to purchase 1,833 shares of common stock at an exercise price of $10.00 per share.

(3) Includes warrants to purchase 5,500 shares of common stock at an exercise price of $10.00 per share. Also includes warrants to purchase an aggregate of 200,028 shares of common stock at exercise prices ranging from $4.17 to $12.10 per share, which are not being registered in this offering.

                                       17

(4) Includes warrants to purchase 7,333 shares of common stock at an exercise price of $10.00 per share, warrants to purchase 35,000 shares of common stock at an exercise price of $13.31 per share, and warrants to purchase 10,000 shares of common stock at an exercise price of $11.44 per share issued in connection with our acquisition of Specialized Medical Management in January 1999. Also includes warrants to purchase an aggregate of 176,120 shares of common stock at exercise prices ranging from $4.17 to $12.10 per share, which are not being registered in this offering.

(5) Includes warrants to purchase 10,000 shares of common stock at an exercise price of $11.44 per share issued in connection with our acquisition of Specialized Medical Management in January 1999. Also includes warrants to purchase an aggregate of 7,405 shares of common stock at exercise prices ranging from $5.63 to $12.10 per share, which are not being registered in this offering.

(6) Includes warrants to purchase 4,500 shares of common stock at an exercise price of $5.63 per share, which are not being registered in this offering.

(7) Includes warrants to purchase 917 shares of common stock at an exercise price of $10.00 per share.

(8) Includes warrants to purchase 917 shares of common stock at an exercise price of $10.00 per share. Also includes warrants to purchase 950 shares of common stock at an exercise price of $12.10 per share, which are not being registered in this offering.

(9) Includes warrants to purchase 11,000 shares of common stock at an exercise price of $10.00 per share.

(10) Includes warrants to purchase 21,083 shares of common stock at an exercise price of $10.00 per share.

(11) Includes warrants to purchase 30,250 shares of common stock at an exercise price of $10.00 per share.

(12) Includes warrants to purchase 14,167 shares of common stock at an exercise price of $10.00 per share.

(13) Represents warrants to purchase shares of common stock at an exercise price of $4.17 per share issued in connection with our licensing agreement with Blue Cross/Blue Shield of Massachusetts in 1996.

                              PLAN OF DISTRIBUTION

         The selling shareholders, including any donee, pledgee, transferee or other successor in interest who is selling shares received from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus, or their designated agents, dealers or underwriters, may sell shares of our common stock in one or more transactions, which may involve block transactions,

         1.       on the Nasdaq National Market,

         2. on such other markets or exchanges on which our common stock may from time to time be trading,

         3.       in privately-negotiated transactions,

         4. through the writing of options on the shares of common stock or short sales or

         5.       through any combination of these methods.

         Sales may be at market prices at the time of sale, at prices related to the market price or at negotiated prices. A selling shareholder may also attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then current market price. Some or all of the shares of common stock offered by this prospectus may not be sold by the selling shareholders. There is no agreement between us and the selling shareholders that restricts their right to sell shares of our common stock at any time.

         Offers to purchase the common stock may be solicited directly by the selling shareholders or by brokers, dealers or agents designated by the selling shareholders from time to time. Any such broker, dealer or agent, which may be deemed to be an "underwriter" as that term is defined under the Securities Act, involved in the offer or sale of the common stock pursuant to which this prospectus is delivered, to the extent required, will be named, and any applicable commissions or discounts with respect to the offer will be set forth, in an amended or supplemented prospectus. Unless otherwise indicated in an amended or supplemented prospectus, any such broker, dealer or agent will be acting on a best efforts basis for the period of its appointment. The selling shareholders cannot presently estimate the amount of commissions or discounts, if any, that will be paid by them on account of their sale of common stock from time to time.

         Also, the selling shareholders and any other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. These provisions may limit the timing of purchases and sales of any shares of common stock by the selling shareholders or any other such person. This may affect the marketability of the shares of common stock.

         ProxyMed has agreed to indemnify the named selling shareholders against liabilities they may incur because of an untrue or alleged untrue statement of a material fact contained in this prospectus or the omission or alleged omission to state in the prospectus a material fact required to be stated in the prospectus, or necessary to make the statements in this prospectus not misleading. However, we will not be required to indemnify any selling shareholder for liabilities that we incur based on our reliance on written information that the selling shareholder has furnished to us expressly for use in this prospectus. Likewise, the selling shareholders have agreed to indemnify ProxyMed against liabilities that we incur as a result of any statement or omission made in this prospectus based on written information that the selling shareholder has provided us for use in this prospectus.

         We have agreed to use our best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the selling shareholders have sold all of the shares of their registered common stock pursuant to an effective registration statement and delivery of this prospectus and, when applicable, in accordance with Rule 144 under the Securities Act.

         If we are notified by a selling shareholder that any arrangement has been made with a broker-dealer for the sale of shares of our common stock through a block trade using one of the methods listed above, a supplement to this prospectus will be filed, if required, disclosing:

         o the name of each selling shareholder and of the participating broker-dealer(s),

         o        the number of shares involved,

         o        the price at which such shares were sold,

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         o that such broker-dealers(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

         o        other facts material to the transaction.

         In addition, if we are notified by a selling shareholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed.

                                  LEGAL OPINION

         Greenberg Traurig, P.A., New York, New York and Miami, Florida, will issue for us an opinion about the legality of the shares.

                                     EXPERTS

         The consolidated balance sheets of ProxyMed as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows of ProxyMed for each of the three years in the period ended December 31, 1998, that are incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on that firm's authority as experts in accounting and auditing.

         The balance sheets of Integrated Medical Systems as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows of Integrated Medical Services for each of the three years in the period ended December 31, 1997, that are incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on that firm's authority as experts in accounting and auditing.

         The balance sheets of Key Communications as of April 30, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended, that are incorporated by reference in this prospectus have been incorporated by reference in reliance on the report of McCauley, Nicolas & Company, LLC, independent accountants, given on that firm's authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                      To be Paid
                                                                        by the
                                                                      Registrant
                                                                      ----------
        SEC registration fee....................................         $1,600
        Accounting fees and expenses............................          7,500
        Legal fees and expenses.................................          7,500
        Miscellaneous expenses..................................          8,400
                                                                        -------
                 Total..........................................        $25,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act empowers a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Florida corporation may indemnify such person against expenses including amounts paid in settlement (not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred by such person in connection with actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions set forth above, if such person acted in good faith and in a manner such person believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the court in which such action or suit was brought or other court of competent jurisdiction shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses, including counsel (including those for appeal) fees, actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 607.0850 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the articles of incorporation of ProxyMed or any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Section 607.0850 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

         Article VII of ProxyMed's Restated Articles of Incorporation and
Article VII of ProxyMed's Bylaws provide for indemnification of the directors, officers, employees and agents of ProxyMed (including the advancement of expenses) to the fullest extent permitted by Florida law. In addition, ProxyMed has contractually agreed to indemnify its directors and officers to the fullest extent permitted under Florida law.

         ProxyMed's employment agreements with its principal executive officers limit their personal liability for monetary damages for breach of their fiduciary duties as officers and directors, except for liability that cannot be eliminated under the Florida Business Corporation Act.

ITEM 16. EXHIBITS

         The following exhibits are filed with this Registration Statement:

 EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
 -----------                     -----------------------
    2.1 Stock Purchase Agreement, dated April 24, 1998, between ProxyMed, Inc. and WPJ, Inc. (1)

    2.2 Merger Agreement, dated as of December 30, 1998, between ProxyMed, Inc., ProxyMed Acquisition Corp. and Key Communications Service, Inc. (2)

    5.1         Opinion of Greenberg Traurig, P.A.

   23.1 Consent of Greenberg Traurig, P.A. (included in the opinion filed as Exhibit 5.1).

   23.2         Consent of PricewaterhouseCoopers LLP (ProxyMed).

   23.3         Consent of PricewaterhouseCoopers LLP (WPJ).

   23.4         Consent of McCauley, Nicolas & Company, LLC (Key).

   24.1 Power of Attorney (set forth on signature page of the Registration Statement).

--------------------
(1) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated May 19, 1998.

(2) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated December 31, 1998.

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been, settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on October 8, 1999.

                                              PROXYMED, INC.

                                              By: /s/HAROLD S. BLUE
                                                  ------------------------------
                                                     Harold S. Blue
                                                     Chairman of the Board
                                                     and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold S. Blue, Bennett Marks and Frank
M. Puthoff, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, in any and all capacities, to sign all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all those amendments and all exhibits to them and other documents to be filed in connection with them, including any registration statement pursuant to Rule 462 under Securities Act of 1933, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES                           TITLE                                     DATE
----------                           -----                                     ----
/s/HAROLD S. BLUE               Chairman of the Board and           October 8, 1999
---------------------------     Chief Executive Officer
Harold S. Blue                  (principal executive officer)

/s/JOHN PAUL GUINAN             Acting President of proxyMed.com
---------------------------     and Director                        October 8, 1999
John Paul Guinan

/s/BENNETT MARKS                Executive Vice President,           October 8, 1999
---------------------------     Chief Financial
Bennett Marks                   Officer and Director
                                (principal financial
                                and accounting officer)

/s/PETER A. A. SAUNDERS         Director                            October 8, 1999
---------------------------
Peter A.A. Saunders

/s/KEVIN E. MOLEY               Director                            October 8, 1999
---------------------------
Kevin E. Moley

/s/BERTRAM J. POLAN             Director                            October 8, 1999
---------------------------
Bertram J. Polan

/s/EUGENE R. TERRY              Director                            October 8, 1999
---------------------------
Eugene R. Terry

                                INDEX TO EXHIBITS

 EXHIBIT NO.                     DESCRIPTION OF DOCUMENT
 -----------                     -----------------------
    2.1 Stock Purchase Agreement, dated April 24, 1998, between ProxyMed, Inc. and WPJ, Inc. (1)

    2.2 Merger Agreement, dated as of December 30, 1998, between ProxyMed, Inc., ProxyMed Acquisition Corp. and Key Communications Service, Inc. (2)

    5.1         Opinion of Greenberg Traurig, P.A.

   23.1 Consent of Greenberg Traurig, P.A. (included in the opinion filed as Exhibit 5.1).

   23.2         Consent of PricewaterhouseCoopers LLP (ProxyMed).

   23.3         Consent of PricewaterhouseCoopers LLP (WPJ).

   23.4         Consent of McCauley, Nicolas & Company, LLC (Key).

   24.1 Power of Attorney (set forth on signature page of the Registration Statement).

--------------------
(1) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated May 19, 1998.

(2) Incorporated by reference to the exhibits filed with Current Report on Form 8-K dated December 31, 1998.